Exhibit 4.5

Description of Securities

Registered Pursuant to Section 12

of the Securities Exchange Act of 1934

Yum China Holdings, Inc. (the “Company,” “we,” “us” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.01 per share (the “common stock”).  The following is a summary of the material terms of our capital stock contained in our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this exhibit forms a part. The summary is qualified in its entirety by reference to such documents, which you must read (along with the applicable provisions of the Delaware General Corporation Law (the “DGCL”)) for complete information on the Company’s capital stock.

General

Our authorized capital stock consists of 1,100,000,000 shares, of which 1,000,000,000 are shares of common stock, par value $0.01 per share, and 100,000,000 are shares of preferred stock, par value $0.01 per share.

Common Stock

Each holder of Company common stock is entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors (the “Board”) out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to a ratable distribution of our assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our Certificate of Incorporation, our Board is authorized, subject to limitations prescribed by the DGCL, to issue up to 100,000,000 shares of preferred stock in one or more series without further action by the holders of our common stock. Our Board has the discretion, subject to limitations prescribed by the DGCL and by our Certificate of Incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of the DGCL and Our Certificate of Incorporation and Bylaws

Provisions of DGCL, our Certificate of Incorporation and our Bylaws could make it more difficult to acquire control of the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our Board may consider inadequate and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. The Company is subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless: (a) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (c) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our Board will be not less than three nor more than 15 and that the exact number of directors will be fixed by resolution of a majority of our entire Board (assuming no vacancies). Any vacancies created on our Board resulting from any increase in the authorized number of directors or death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of our Board then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on our Board will be appointed for a term expiring at the next election of directors and until his or her successor has been elected and qualified.

Special Meetings. Our Certificate of Incorporation provides that only our Board (or the chairman of our Board, our chief executive officer or our secretary with the concurrence of a majority of our Board) may call special meetings of our stockholders.

Stockholder Action by Written Consent. Our Certificate of Incorporation expressly eliminates the right of our stockholders to act by written consent. Accordingly, stockholder action must take place at the annual or a special meeting of our stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board or a committee of our Board.

Proxy Access. In addition to advance notice procedures, our Bylaws also include provisions permitting, subject to certain terms and conditions, stockholders owning at least 3% of our outstanding common stock for at least three consecutive years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed 20% of the number of directors in office, subject to reduction in certain circumstances.

No Cumulative Voting. The DGCL provides that stockholders do not have the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Our Certificate of Incorporation does not provide for cumulative voting.

Undesignated Preferred Stock. The authority that our Board possesses to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our Company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our Board may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of our common stock.

Exclusive Forum

Our Certificate of Incorporation provides that, unless our Board otherwise determines, a state court of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Company to the Company or the Company’s stockholders, creditors or other constituents, any action asserting a claim against the Company or any director or officer of the Company arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or Bylaws, or any action asserting a claim against the Company or any director or officer of the Company governed by the internal affairs doctrine. However, if such court dismisses any such action for lack of subject matter jurisdiction, the action may be brought in the U.S. federal court for the District of Delaware. Although the Company’s Certificate of Incorporation includes this exclusive forum provision, it is possible that a court could rule that this provision is inapplicable or unenforceable.

Authorized But Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will generally be available for future issuance without the approval of the Company’s stockholders. The Company may use such additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.